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EXHIBIT 10.7A

AMENDMENT NO. 1 TO
MANUFACTURING LINE AGREEMENT

        This Amendment No. 1 (the "Amendment") to the Manufacturing Line Agreement dated as of January 17, 2006, between Ascent Solar Technologies, Inc., a Delaware corporation ("AST"), and ITN Energy Systems, Inc., a Colorado corporation ("ITN") (the "Agreement"), is effective as of January 17, 2006.

RECITALS

        WHEREAS, AST and ITN entered into the Agreement as of January 17, 2006 pursuant to which ITN is to design and build for AST a manufacturing line for AST's flexible solar copper-indium-gallium-diselenide photovoltaic modules business with a total capacity of 500 kW per shift per year on a turnkey basis.

        WHEREAS, AST and ITN desire to amend Section 4a of the Agreement to remove the reference to a fee that AST is to pay ITN in addition to ITN's cost of the Services performed thereunder.

        ACCORDINGLY, the parties hereto do hereby agree as follows:

  1.
  Section 4a shall be amended to read in its entirety as follows:

      "ITN shall be paid its cost (as set forth in the next sentence) for the work performed hereunder. In calculating such cost, the parties agree to use the then current provisional rates proposed by ITN and approved by the Defense Contract Audit Agency, as adjusted annually. The current budget for the Phase 1 activities is $200,000 with a six month performance period."

  2.
  All other terms of the Agreement remain unchanged and are hereby ratified and affirmed.

        IT WITNESS WHEREOF, the parties have executed this Amendment to be effective as of January 17, 2006.

ITN Energy Systems, Inc.		Ascent Solar Technologies, Inc.
By:	/s/ ASHUTOSH MISRA Ashutosh Misra, Executive Vice President	By:	/s/ MATTHEW FOSTER Matthew Foster, President

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AMENDMENT NO. 1 TO MANUFACTURING LINE AGREEMENT